Exhibit 1.02

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

CDC Global Services Forms New Consulting Practice to Service

China’s State-Owned Enterprises, Government Agencies and Large

Private Sector Businesses

SHANGHAI, ATLANTA, August 09, 2010 — CDC Global Services, a business unit of CDC Corporation (NASDAQ: CHINA) and a provider of consulting, IT and IT-enabled services, announced today it has formed a new IT consulting practice in target markets in China through its majority-controlled joint venture with Beijing-based Jin Yuan Information Technology Adoption Assessment Company. The consulting practice is established to provide IT-related consulting services to China’s state-owned enterprises, government agencies and large private businesses sectors.

Jin Yuan Information Technology Adoption Assessment Company is a commercial services arm of the National Informatization Evaluation Center (NIEC), a national institute which researches and assesses the effective adoption of information technologies and the use of information resources in the state-owned enterprises of China. This joint venture is expected to provide a wide range of services to its clients, including consultancy studies on the application of information technologies in enterprises, systems architecture design and blueprint development, complex system design; information services management, data center design, as well as consultancy on operational management.

“We welcome CDC Global Services as our partner in servicing this high growth market. We have the mission to serve China’s state-owned enterprises, as well as public agencies and large private businesses,” said Hu Jiansheng, executive director of the NIEC. “CDC Global Services brings to the Joint Venture extensive expertise and international experience that will well serve our clients in China. We believe that our joint venture will help many of our enterprises to more quickly and successfully adopt information technologies in their businesses. We look forward to a successful partnership with CDC Global Services in meeting the consulting needs of this growth IT services market of China.”

“We are very excited to have this opportunity to work with Jin Yuan Information Technology,” said CK Wong, CEO of CDC Global Services. “Our partnership with the prominent NIEC marries local business expertise, industry knowledge with international experience and deep technological know-how. Together, we plan to serve one of the fastest growing IT services markets in the world today. We believe this new joint venture help will position CDC Global Service for solid growth, especially in the China market.”

About CDC Global Services

CDC Global Services provides a wide range of IT consulting services, including platform-specific services for Microsoft and SAP, as well as project management, staff augmentation, managed-help desk solutions and a full range of business process outsourcing offerings. CDC Global Services embraces a customer-first approach being able to draw upon a wide range of expert resources to address each customer’s unique business needs. CDC Global Services customers benefit from streamlined vendor management and the ability to control project costs, while being able to access the right IT resources through a singular point of contact. For more information, please visit www.cdcglobalservices.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to our beliefs about CDC Global Services plans and strategies, our expectations regarding this new consulting practice and joint venture, our expectations regarding this consulting joint venture, our expectations and beliefs regarding the growth trends for IT services in state-owned enterprises, government agencies and large private businesses in China, our beliefs regarding our ability to expand operations now and in the future, our beliefs regarding the joint venture’s continued ability to attract key clients, our expectations regarding continued expansion for CDC Global Services in China and other markets, and other statements we may make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, the ability of CDC Global Services to address the business services requirements of the market, demand for and market acceptance of CDC Global Services IT services, and the ability of CDC Global Services to expand. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report on Form 20-F for the year ended December 31, 2009 filed with the Securities and Exchange Commission on June 30, 2010. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.